UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

EMERGENT BIOSOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

Not applicable

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April 30, 2007

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2007 Annual Meeting of Stockholders to be held on June 14, 2007 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement that follow.

We hope you plan to attend the Annual Meeting. Please vote your shares by completing, dating, signing and returning the enclosed proxy card as described in the Proxy Statement, whether or not you plan to attend the meeting. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your ownership of Emergent BioSolutions stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Fuad El-Hibri
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP INFORMATION
PROPOSAL ONE — ELECTION OF DIRECTORS
EXECUTIVE OFFICERS OF THE REGISTRANT
CORPORATE GOVERNANCE
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
REVOCATION OF PROXY
STOCKHOLDER PROPOSALS

EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on June 14, 2007 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of Fuad El-Hibri, Jerome M. Hauer and Ronald B. Richard to serve as Class I directors, each for a term of three years.

2.	The ratification of the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record at the close of business on April 19, 2007 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Your vote is important regardless of the number of shares you own.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card, whether or not you plan to attend the annual meeting. A return envelope, which is postage pre-paid if mailed in the United States, addressed to American Stock Transfer & Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you return a proxy, you may cancel it by voting in person at the annual meeting. Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Daniel J. Abdun-Nabi
President and Secretary

Rockville, Maryland
April 30, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT.
IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT

For the 2007 Annual Meeting of Stockholders
To Be Held On June 14, 2007

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Emergent BioSolutions Inc. for use at the 2007 Annual Meeting of Stockholders to be held on June 14, 2007 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, and of any adjournment or postponement thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted as recommended by our board of directors. A stockholder who signs a proxy may revoke or revise that proxy at any time before the annual meeting.

This proxy statement is being mailed on or about April 30, 2007 to stockholders of record as of April 19, 2007.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission, or SEC, will be furnished without charge to any stockholder upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 also are available on our website at www.emergentbiosolutions.com and the SEC’s website at www.sec.gov.

Voting Securities and Votes Required

Stockholders of record at the close of business on April 19, 2007 will be entitled to notice of and to vote at the annual meeting. On that date, 28,128,718 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Stockholders are not entitled to cumulative voting rights. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of Ernst & Young LLP as our independent registered public accounting firm, requires the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the annual meeting.

Shares which abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting. Brokers holding shares for clients who have not given specific voting instructions are permitted to vote in their discretion with respect to “Proposal One — Election of Directors” and “Proposal Two — Ratification of Selection of Independent Registered Public Accounting Firm.”

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement and in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the broker, bank or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your broker, bank or other nominee provides to you.

If your shares are registered directly in your name, you may vote:

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to American Stock Transfer & Trust Company. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee explaining how to vote. If you plan to vote in person at the annual meeting, you should contact the broker, bank or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2007 by:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 15, 2007 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of calculating the percentage ownership of that person but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Executive officers and directors
Fuad El-Hibri(1)	22,454,327	79.7%
Daniel J. Abdun-Nabi(2)	106,452	*
Edward J. Arcuri, Ph.D.(3)	76,722	*
Robert G. Kramer, Sr.(4)	548,085	1.9%
R. Don Elsey(5)	24,755	*
Joseph M. Allbaugh	—	—
Zsolt Harsanyi, Ph.D.(6)	43,156	*
Jerome M. Hauer(7)	28,770	*
Shahzad Malik, M.D.(8)	3,636,801	12.9%
Ronald B. Richard(9)	28,770	*
Louis W. Sullivan, M.D.	—	—
All executive officers and directors as a group (16 persons)(10)	23,493,753	80.5%
5% stockholders
Stockholder voting group under voting agreement dated June 30, 2004(11)	22,303,280	79.3%
Former shareholders of Microscience Investments Limited(12)	3,636,801	12.9%
Robert Myers, D.V.M.(13)	2,394,045	8.4%
Mauro and Yasmine Gibellini(14)	1,447,011	5.1%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	Consists of the following shares of our common stock:

•	8,314,819 shares held by Intervac, L.L.C.;

•	4,065,043 shares held by BioPharm, L.L.C.;

•	1,934,849 shares held by Michigan Biologic Products, Inc.;

•	1,599,155 shares held by Biovac, L.L.C.;

•	1,375,084 shares held by Biologika, L.L.C.;

•	719,275 shares held by Intervac Management, L.L.C.;

•	658,254 shares held by ARPI, L.L.C.;

•	3,636,801 shares held by the former principal shareholders of Microscience Investments Limited, consisting of 1,455,361 shares held by investment funds affiliated with Apax Europe IV GP Co. Limited, 925,537 shares held by investment funds affiliated with Advent Venture Partners, 727,209 shares held by investment funds affiliated with JP Morgan Partners LLC and 528,694 shares held by investment funds affiliated with The Merlin Biosciences Funds;

•	86,312 shares held directly by Mr. El-Hibri; and

•	64,735 shares subject to stock options held by Mr. El-Hibri exercisable within 60 days of April 15, 2007.

Robert Myers has the power to direct the disposition of all shares of our capital stock held by Michigan Biologic Products.

Mauro and Yasmine Gibellini, as tenants by the entirety, have the power to dispose of all shares of our capital stock held by Biologika.

Janice Mugrditchian has the power to dispose of all shares of our capital stock held by ARPI.

Investment funds affiliated with Apax Europe IV GP Co. Limited, Advent Private Equity Funds, JP Morgan Partners LLC and The Merlin Biosciences Funds share the power to vote their shares with BioPharm, L.L.C. To our knowledge, these investment funds do not have any agreement to act together with respect to the disposition of any shares of our capital stock.

For more information regarding the beneficial ownership of these shares, see “— Stockholder Arrangements” below.

(2)	Consists of 106,452 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(3)	Consists of 76,722 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(4)	Consists of 548,085 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(5)	Consists of 300 shares of common stock held directly and 24,455 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(6)	Consists of 43,156 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(7)	Consists of 28,770 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(8)	Consists of the following shares of our common stock:

•	1,455,361 shares held by investment funds affiliated with Apax Europe IV GP Co. Limited;

•	925,537 shares held by investment funds affiliated with Advent Venture Partners;

•	727,209 shares held by investment funds affiliated with JP Morgan Partners LLC; and

•	528,694 shares held by investment funds affiliated with The Merlin Biosciences Funds.

On March 8, 2007, Microscience Investments Limited distributed all 3,636,801 shares of our outstanding common stock that it held to the holders of its series B preferred ordinary shares. Investment funds affiliated with each of Apax Funds Nominees Limited, Advent Venture Partners, JP Morgan Partners LLC and The Merlin Biosciences Funds, which were the holders of the Microscience Investments series B preferred ordinary shares, have the power to dispose of all shares of our capital stock held by such funds. These investment funds share the power to vote these shares with BioPharm, L.L.C. as a result of their assumption of the obligations of Microscience Investments under a voting agreement with BioPharm. For more information regarding this voting agreement, see “— Stockholder Arrangements” below.

Dr. Malik is a general partner of Advent Venture Partners.

(9)	Consists of 28,770 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(10)	Consists of 993,072 shares of common stock subject to stock options exercisable within 60 days of April 15, 2007.

(11)	Consists of the following shares of our common stock:

•	8,314,819 shares held by Intervac, L.L.C.;

•	4,065,043 shares held by BioPharm, L.L.C.;

•	1,934,849 shares held by Michigan Biologic Products, Inc.;

•	1,599,155 shares held by Biovac, L.L.C.;

•	1,375,084 shares held by Biologika, L.L.C.;

•	719,275 shares held by Intervac Management, L.L.C.;

•	658,254 shares held by ARPI, L.L.C.; and

•	3,636,801 shares held by the former principal shareholders of Microscience Investments Limited, consisting of 1,455,361 shares held by investment funds affiliated with Apax Europe IV GP Co. Limited, 925,537 shares held by investment funds affiliated with Advent Venture Partners, 727,209 shares held by investment funds affiliated with JP Morgan Partners LLC and 528,694 shares held by investment funds affiliated with The Merlin Biosciences Funds.

Intervac, BioPharm, Michigan Biologic Products, Biovac, Biologika, Intervac Management and ARPI are parties to a voting agreement dated June 30, 2004. BioPharm also is a party to separate voting agreements with Michigan Biologic Products, Biologika and investment funds affiliated with Apax Europe IV GP Co. Limited, Advent Venture Partners, JP Morgan Partners LLC and The Merlin Biosciences Funds.

Robert Myers has the power to direct the disposition of all shares of our capital stock held by Michigan Biologic Products.

Mauro and Yasmine Gibellini, as tenants by the entirety, have the power to dispose of all shares of our capital stock held by Biologika.

Janice Mugrditchian has the power to dispose of all shares of our capital stock held by ARPI.

Investment funds affiliated with Apax Europe IV GP Co. Limited, Advent Venture Partners, JP Morgan Partners LLC and The Merlin Biosciences Funds share the power to vote these shares with BioPharm, L.L.C. To our knowledge, these funds do not have any agreement to act together with respect to the disposition of any shares of our capital stock.

For more information regarding the beneficial ownership of these shares, see “— Stockholder Arrangements” below.

(12)	Consists of the following shares of our common stock:

•	1,455,361 shares held by investment funds affiliated with Apax Europe IV GP Co. Limited;

•	925,537 shares held by investment funds affiliated with Advent Venture Partners;

•	727,209 shares held by investment funds affiliated with JP Morgan Partners LLC; and

•	528,694 shares held by investment funds affiliated with The Merlin Biosciences Funds.

On March 8, 2007, Microscience Investments Limited distributed all 3,636,801 shares of our outstanding common stock that it held to the holders of its series B preferred ordinary shares. Investment funds affiliated with each of Apax Funds Nominees Limited, Advent Venture Partners, JP Morgan Partners LLC and The Merlin Biosciences Funds, which were the holders of the Microscience Investments series B preferred ordinary shares, have the power to dispose of all shares of our capital stock held by such funds. These investment funds share the power to vote these shares with BioPharm, L.L.C. as a result of their assumption of the obligations of

Microscience Investments under a voting agreement with BioPharm. For more information regarding this voting agreement, see “— Stockholder Arrangements” below.

(13)	Consists of the following shares of our common stock:

•	1,934,849 shares held by Michigan Biologic Products, Inc.; and

•	459,196 shares subject to stock options held by Dr. Myers exercisable within 60 days of April 15, 2007.

Dr. Myers has the power to direct the disposition of all shares of our capital stock held by Michigan Biologic Products. Mr. El-Hibri has the power to direct the voting of all shares of our capital stock held by Michigan Biologic Products. For more information regarding the beneficial ownership of these shares, see “— Stockholder Arrangements” below.

(14)	Consists of the following shares of our common stock:

•	1,375,084 shares held by Biologika, L.L.C.; and

•	71,927 shares subject to stock options held by Mr. Gibellini exercisable within 60 days of April 15, 2007.

Mr. and Mrs. Gibellini, as tenants by the entirety, have the power to dispose of all shares of our capital stock held by Biologika. Mr. El-Hibri has the power to direct the voting of all shares of our capital stock held by Biologika. For more information regarding the beneficial ownership of these shares, see “— Stockholder Arrangements” below.

Mr. Gibellini is our senior vice president corporate development and the brother-in-law of Mr. El-Hibri. Ms. Gibellini is the sister of Mr. El-Hibri.

Stockholder Arrangements

Our principal stockholders are parties to voting agreements that result in Mr. El-Hibri having the power to direct the voting of all shares of our capital stock owned by the stockholders who are party to these voting agreements. A description of these voting agreements and additional information regarding the beneficial ownership of the shares held by our principal stockholders are set forth below.

Voting agreement dated June 30, 2004

Intervac, BioPharm, Michigan Biologic Products, Biovac, Biologika, Intervac Management and ARPI are parties to a voting agreement dated June 30, 2004. We refer to these stockholders collectively as the voting group. Under the voting agreement, each stockholder in the voting group has agreed to vote all shares of our capital stock owned by it for and against and abstain from voting with respect to any matter as directed by a majority in interest of the voting group as measured by the aggregate percentage of ownership of our capital stock. As described below, Mr. El-Hibri has the power to direct the voting of a majority in interest of the voting group. In addition, under the voting agreement, each stockholder in the voting group has appointed Mr. El-Hibri, in his capacity as the general manager of Intervac, as proxy to vote the shares of our capital stock in the manner provided in the voting agreement. The voting agreement automatically terminates on June 30, 2014. Under the voting agreement, any person to whom any stockholder in the voting group transfers any shares of our capital stock must agree to be bound by the terms of the voting agreement, other than as a result of a transfer pursuant to an effective registration statement filed with the SEC under the Securities Act of 1933 or pursuant to Rule 144 under the Securities Act of 1933.

Intervac, L.L.C.

Mr. El-Hibri is the general manager of Intervac and in that capacity has the power to vote and dispose of all shares of our capital stock held by Intervac. The board of executive directors of Intervac, consisting of William J. Crowe, Jr., Mr. El-Hibri and Nancy El-Hibri, supervises the management of the company and has the power to remove the general manager. Nancy El-Hibri is the wife of Mr. El-Hibri. A majority of the executive directors of Intervac is required to decide any matter on which the board of executive directors may take action, including the removal of the general manager. Any member of the board of executive directors may be removed by members of Intervac holding more than 50% of the aggregate ownership interests in Intervac. Mr. El-Hibri and his wife, as tenants by the entirety, hold 32.5% of the ownership interests in Intervac. Under a voting agreement with the William J. Crowe, Jr. Revocable Living Trust, Mr. El-Hibri has the power to vote an additional 18.0% of the ownership interests in Intervac on any matter. As a result, Mr. El-Hibri has the power to direct the voting of more than 50% of the aggregate ownership interests in Intervac. The voting agreement between Mr. El-Hibri and the William J. Crowe, Jr. Revocable Living Trust automatically terminates on October 21, 2010.

BioPharm, L.L.C.

Mr. El-Hibri is the holder of more than 50% of the class B ownership units of BioPharm and in that capacity has the power to direct the voting and disposition of all shares of our capital stock held by BioPharm.

Michigan Biologic Products, Inc.

Michigan Biologic Products has agreed, pursuant to a separate voting agreement with BioPharm, to vote all shares of our capital stock owned by it for and against and abstain from voting with respect to any matter in the same manner and to the same extent as BioPharm. As a result, Mr. El-Hibri has the power to direct the voting of all shares of our capital stock held by Michigan Biologic Products. The voting agreement automatically terminates on June 30, 2014. Under the voting agreement, any person to whom Michigan Biologic Products transfers any shares of our capital stock must agree to be bound by the terms of the voting agreement, other than as a result of a transfer in a brokers’ transaction or directly with a market maker, subject to BioPharm’s right to purchase at fair market value the shares that Michigan Biologic Products proposes to sell. Robert Myers, the president of Michigan Biologic Products, has the power to direct the disposition of all shares of our capital stock held by Michigan Biologic Products.

Biovac, L.L.C.

Mr. El-Hibri and his wife, as tenants by the entirety, hold 89.2% of the ownership interests in Biovac and have the power to vote and dispose of all shares of our capital stock held by Biovac.

Biologika, L.L.C.

Biologika has agreed, pursuant to a separate voting agreement with BioPharm, to vote all shares of our capital stock owned by it for and against and abstain from voting with respect to any matter in the same manner and to the same extent as BioPharm. As a result, Mr. El-Hibri has the power to direct the voting of all shares of our capital stock held by Biologika. The voting agreement automatically terminates on June 30, 2014. Under the voting agreement, any person to whom Biologika transfers any shares of our capital stock must agree to be bound by the terms of the voting agreement, other than as a result of a transfer in a brokers’ transaction or directly with a market maker, subject to BioPharm’s right to purchase at fair market value the shares that Biologika proposes to sell. Mauro Gibellini and Yasmine Gibellini, as tenants by the entirety, hold 100% of the ownership interests in Biologika and have the power to dispose of all shares of our capital stock held by Biologika. Mr. Gibellini is our senior vice president corporate development and the brother-in-law of Mr. El-Hibri. Ms. Gibellini is the sister of Mr. El-Hibri.

Intervac Management, L.L.C.

Mr. El-Hibri is the general manager of Intervac Management and in that capacity has the power to vote and dispose of all shares of our capital stock held by Intervac Management. Mr. El-Hibri is appointed as general manager pursuant to the terms of the operating agreement of Intervac Management, which may only be amended with the unanimous consent of the members of Intervac Management. Mr. El-Hibri and his wife, as tenants by the entirety, hold 31.1% of the ownership interests in Intervac Management.

ARPI, L.L.C.

Janice Mugrditchian holds 100% of the ownership interests in ARPI and has the power to vote and dispose of all shares of our capital stock held by ARPI.

Former Shareholders of Microscience Investments Limited

On March 8, 2007, Microscience Investments Limited distributed all 3,636,801 shares of our outstanding common stock that it held to the holders of its series B preferred ordinary shares. Previously, Microscience Investments had agreed, pursuant to a separate voting agreement with BioPharm, to vote all shares of our common stock owned by it for and against and abstain from voting with respect to any proposal in the same manner and to the same extent as BioPharm. In connection with the distribution by Microscience Investments of the shares of our common stock, investment funds affiliated with each of Apax Funds Nominees Limited, Advent Venture Partners, JP Morgan Partners LLC and The Merlin Biosciences Funds, which were the holders of the Microscience Investments series B preferred ordinary shares, assumed the obligations of Microscience Investments under the voting agreement with BioPharm. The voting agreement automatically terminates upon the conclusion of our 2007 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2006, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Our board of directors is currently authorized to have and currently has seven members, three of whom are Class I directors, with terms expiring at the 2007 annual meeting, two of whom are Class II directors, with terms expiring at the 2008 annual meeting, and two of whom are Class III directors, with terms expiring at the 2009 annual meeting.

At the 2007 annual meeting, stockholders will have an opportunity to vote for the three nominees for Class I directors listed below. The persons named in the enclosed proxy card will vote to elect these three nominees as Class I directors, unless you withhold authority to vote for the election of any or all of these nominees by marking the proxy card to that effect. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the Class I director nominees.

The following paragraphs provide information as of the date of this proxy statement about each Class I director nominee and each member of our board of directors whose term continues after the 2007 annual meeting. The information presented includes information about each such director, including his age, all positions and offices he holds with us, his length of service as a director, his principal occupation and employment for the past five years and the names of other publicly held companies of which he serves as a director. For information about the number of shares of common stock beneficially owned by our directors as of April 15, 2007, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer, except that Mauro Gibellini, our senior vice president corporate development, is the brother-in-law of Fuad El-Hibri, our chief executive officer and chairman of our board of directors. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Class I Director Nominees (Terms to Expire at the 2010 Annual Meeting)

Fuad El-Hibri, age 49, became a director in 2004.  Mr. El-Hibri has served as chief executive officer and as chairman of our board of directors since June 2004. Mr. El-Hibri served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions. We subsequently renamed BioPort as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri served as chairman of Digicel Holdings, Ltd., a privately held telecommunications firm, from August 2000 to October 2006. He served as president of Digicel from August 2000 to February 2005. Mr. El-Hibri has served as chairman of East West Resources Corporation, a venture capital and financial consulting firm, since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri is a member of the board of trustees of American University, a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University, and a member of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. He also serves as chairman and treasurer of El-Hibri Charitable Foundation. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University.

Jerome M. Hauer, age 55, became a director in 2005.  Mr. Hauer has served as a director since June 2005. Mr. Hauer has served as chief executive officer of The Hauer Group, a consulting services firm, since March 2006. Mr. Hauer served as senior vice president and co-chair of the homeland security practice of Fleishman-Hillard Government Relations, a government relations service firm, from January 2005 to March 2006. Prior to joining Fleishman-Hillard, Mr. Hauer served as the director of Response to Disaster and Emergencies Institute and assistant professor at the George Washington University School of Public Health from November 2003 to December 2004. Mr. Hauer served as acting assistant secretary for public health emergency preparedness of the U.S. Department of Health and Human Services, or HHS, from June 2002 to November 2003 and as director of the office of public health preparedness of HHS from May 2002 to June 2002. He also served as managing director of the crisis and consequence management group at Kroll Associates, a risk consulting firm, from October 2000 to February 2002. Mr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management under Mayor Rudolph Giuliani. He also served as the director of Emergency Medical Services and Emergency Management as well as director of the Department of Fire and Buildings for the State of Indiana under Governor Evan Bayh. Mr. Hauer serves on the board of directors of Hollis Eden Pharmaceuticals, Inc., a publicly held pharmaceutical company. Mr. Hauer previously served as a member of the Health Advisory Board of the Johns Hopkins School of Public Health and as a member of the National Academy of Science’s Institute of Medicine’s Committee to Evaluate the R&D Needs for Improving Clinical Medical Response to Chemical or Biological Terrorism Incidents. Mr. Hauer received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University.

Ronald B. Richard, age 51, became a director in 2005.  Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining Emergent BioSolutions, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric Industrial Co., a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds an honorary doctorate in humane letters from Notre Dame College.

Class II Directors (Terms to Expire at the 2008 Annual Meeting)

Zsolt Harsanyi, Ph.D., age 63, became a director in 2004.  Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, since December 2004. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College.

Louis W. Sullivan, M.D., age 73, became a director in 2006.  Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of HHS. Dr. Sullivan serves on the boards of directors of United Therapeutics Corporation, BioSante Pharmaceuticals, Inhibitex, Inc. and Henry Schein, Inc., all publicly held biotechnology companies. He is a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Morehouse School of Medicine and Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan recently retired from the boards of directors of Bristol-Myers Squibb Company, 3-M Corporation, Georgia Pacific Corporation, Cigna Corporation and Equifax, Inc. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College.

Class III Directors (Terms to Expire at the 2009 Annual Meeting)

Joseph M. Allbaugh, age 54, became a director in 2006.  Mr. Allbaugh has served as a director since June 2006. Mr. Allbaugh has served as president of Ecosphere Systems, Inc., a subsidiary of Ecosphere Technologies, a technology company serving the homeland security, disaster response and defense markets, since September 2006. Mr. Allbaugh has served as president and chief executive officer of The Allbaugh Company, LLC, a corporate strategy and consulting services firm, since March 2003. Mr. Allbaugh served as director of the Federal Emergency Management Agency from February 2001 to March 2003. Previously, Mr. Allbaugh served as deputy secretary of transportation of the Oklahoma Department of Transportation and manager of a number of state and federal political campaigns. Mr. Allbaugh serves on the boards of directors of Citadel Security Software Inc., a publicly held enterprise security software company, and UltraStrip Systems, Inc., a publicly held technology company in the defense, homeland security and global ship repair markets. Mr. Allbaugh also serves on the board of advisors of Compressus Inc., a privately held software company. Mr. Allbaugh received a B.A. in political science from the Oklahoma State University.

Shahzad Malik, age 40, became a director in 2005.  Dr. Malik has served as a director since June 2005. Dr. Malik has served as a general partner of Advent Venture Partners, a venture capital firm, since April 1999. Prior to joining Advent Venture Partners, Dr. Malik spent two years at McKinsey & Company where he focused on healthcare and investment banking and six years as a practicing physician specializing in cardiology. Dr. Malik serves on the board of directors for several private biotechnology companies. Dr. Malik received his M.D. from Cambridge University and an M.A. in physiological sciences from Oxford University.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers and their respective ages and positions as of April 15, 2007 are as follows:

Name	Age	Position

Fuad El-Hibri	49	Chief Executive Officer and Chairman of the Board of Directors
Daniel J. Abdun-Nabi	52	President and Secretary
Edward J. Arcuri, Ph.D.	56	Chief Operating Officer
Robert G. Kramer, Sr.	49	Executive Vice President Manufacturing Operations; President and Chief Executive Officer, Emergent BioDefense Operations Lansing Inc.
Steven N. Chatfield, Ph.D.	50	Chief Scientific Officer; President, Emergent Product Development UK Limited
Kyle W. Keese	45	Senior Vice President Marketing and Communications
Thomas K. Zink, M.D.	50	Senior Vice President Medical Affairs and Chief Medical Officer
Denise Esposito	40	Senior Vice President Legal Affairs and General Counsel
Mauro Gibellini	41	Senior Vice President Corporate Development
R. Don Elsey	53	Vice President Finance, Chief Financial Officer and Treasurer

Fuad El-Hibri.  For more information about Mr. El-Hibri, see “Proposal One — Election of Directors — Class I Director Nominees.”

Daniel J. Abdun-Nabi.  Mr. Abdun-Nabi has served as president since April 2007 and as secretary since December 2004. Mr. Abdun-Nabi served as senior vice president corporate affairs and general counsel from December 2004 to April 2007. Mr. Abdun-Nabi served as vice president and general counsel from May 2004 to December 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc. Mr. Abdun-Nabi received an L.L.M. in taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst.

Edward J. Arcuri, Ph.D.  Dr. Arcuri has served as chief operating officer since January 2005. Dr. Arcuri served as executive vice president from January 2005 to April 2007. Dr. Arcuri served as senior vice president of manufacturing operations from September 2003 to January 2005 and senior vice president of vaccine manufacturing from January 2002 to September 2003 for MedImmune, Inc., a biotechnology company. Dr. Arcuri served as senior vice president, operations from May 1999 to January 2002, vice president, manufacturing from July 1999 to May 2000 and chief operating officer from May 2001 to January 2002 at Aviron, Inc., a biotechnology company, which was acquired by MedImmune in January 2002. Prior to joining Aviron, Dr. Arcuri served in various management positions at North American Vaccine, Inc., Merck & Co. and SmithKline Beecham Pharmaceuticals, formerly SmithKline & French Laboratories. Dr. Arcuri received both a Ph.D. and an M.S. in biology from Rensselaer Polytechnic Institute and a B.S. in biology from the State University of New York at Albany.

Robert G. Kramer, Sr.  Mr. Kramer has served as executive vice president of manufacturing operations since April 2007. Mr. Kramer has served as president and chief executive officer of Emergent BioDefense Operations Lansing Inc., formerly BioPort Corporation, since July 2004. Mr. Kramer served as chief financial officer of BioPort from February 1999 to August 2000, as chief operating officer of BioPort from September 2000 to June 2004 and as president of BioPort from October 2001 to June 2004. Prior to joining BioPort, Mr. Kramer served in various financial management positions at Pharmacia Corp., which was subsequently acquired by Pfizer Inc., and with subsidiaries of Northwest Industries. Mr. Kramer received an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University.

Steven N. Chatfield, Ph.D.  Dr. Chatfield has served as chief scientific officer since January 2005. Dr. Chatfield has served as president of our wholly owned subsidiary, Emergent Product Development UK Limited, since June 2005. Dr. Chatfield served as development director and chief scientific officer of Microscience Limited, a U.K. biotechnology company, from March 1999 to December 2004. We acquired Microscience in June 2005. Prior to joining Microscience, Dr. Chatfield held various positions in the field of vaccine research and development, including director of biotechnology at Medeva plc, director of research at Evans Medical and several positions at Wellcome Biotechnology and the Wellcome Foundation. Dr. Chatfield received a Ph.D. from the Council for National Academic Awards in association with the University of Birmingham in the United Kingdom.

Kyle W. Keese.  Mr. Keese has served as senior vice president marketing and communications since March 2006. Mr. Keese served as vice president of sales and marketing of Emergent BioSolutions from June 2004 to March 2006 and of BioPort Corporation from June 2003 to June 2004. Mr. Keese served as vice president, business development for Antex Biologics, Inc., a biotechnology company, from March 2001 to May 2003, when we acquired substantially all of the assets of Antex. Prior to joining Antex, Mr. Keese served in various business development, marketing and sales management positions at IGEN International and Abbott Laboratories and as an officer in the U.S. Navy. Mr. Keese received an M.B.A. from National University and a B.A. in mathematics and computer science from Tulane University.

Thomas K. Zink, M.D.  Dr. Zink has served as senior vice president medical affairs and chief medical officer since May 2006. Dr. Zink served as the director of immunization practices and scientific affairs of GlaxoSmithKline Vaccines, USA, a subsidiary of GlaxoSmithKline plc, a pharmaceutical company, from September 1999 to November 2004. After leaving GlaxoSmithKline and prior to joining Emergent BioSolutions, Dr. Zink served as a pro bono consultant on issues of patient safety and consumer-driven healthcare. Prior to joining GlaxoSmithKline, Dr. Zink served as the medical director for Prudential HealthCare of Kansas City, Missouri Region and as the chief medical officer of the Medicare Peer Review Organization of the State of Missouri. Dr. Zink also spent over a decade as a practicing physician specializing in emergency medicine. Dr. Zink received his joint B.A./M.D. from the University of Missouri-Kansas City and holds a current medical license as a physician and surgeon in good standing.

Denise Esposito.  Ms. Esposito has served as senior vice president legal affairs and general counsel since April 2007. Ms. Esposito served as vice president and deputy general counsel from December 2004 to April 2007. Ms. Esposito was a partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP from January 2000 to December 2004. Ms. Esposito received a J.D. from the University of Michigan School of Law and a B.A. in economics from Rutgers University.

Mauro Gibellini.  Mr. Gibellini has served as senior vice president corporate development since April 2007. Mr. Gibellini served as vice president corporate development from January 2006 to April 2007 and vice president business development from January 2004 to January 2006. From June 1998 to January 2004, Mr. Gibellini held a number of positions, including director of business development, director of financial and information services and controller, at BioPort Corporation. Prior to joining BioPort, Mr. Gibellini held various positions with Accuma SPA, Goldman Sachs oHG and Goldman Sachs International. Mr. Gibellini received an M.B.A. from the Thunderbird-American Graduate School of International Management and a B.A. in business administration from Marymount University. Mr. Gibellini is the brother-in-law of Mr. El-Hibri.

R. Don Elsey.  Mr. Elsey has served as chief financial officer since March 2006 and as vice president finance and treasurer since June 2005. Mr. Elsey served as the director of finance and administration at IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from April 2000 to June 2005. Prior to joining IGEN, Mr. Elsey served as director of finance at Applera, a genomics and sequencing company, and in several finance positions at International Business Machines, Inc. Mr. Elsey received an M.B.A. in finance and a B.A. in economics from Michigan State University. Mr. Elsey is a certified management accountant.

CORPORATE GOVERNANCE

General

Our board of directors believes that good corporate governance is important to ensure that Emergent BioSolutions is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Blvd, Suite 400, Rockville, Maryland 20850.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Emergent BioSolutions and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board of director’s principal responsibility is to oversee the management of Emergent BioSolutions;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable rules of the New York Stock Exchange, or NYSE, a director will only qualify as “independent” if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if he is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if he:

•	is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he serves as an executive officer; or

•	serves as an officer, director or trustee of a tax exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Our board of directors has determined that Mr. Allbaugh, Dr. Harsanyi, Dr. Malik, Mr. Richard and Dr. Sullivan meet the categorical standards described above, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

In determining the independence of the directors listed above, our board of directors considered the following:

•	from September 2004 through November 2004, we retained Dr. Sullivan to provide consulting services for a fixed fee of $25,000 per month; and

•	until March 2007, Advent Private Equity Funds, an entity affiliated with Advent Venture Partners, in which Dr. Malik serves as a general partner, was a stockholder in Microscience Investments Limited, which was the beneficial owner of 3,636,801 shares, or approximately 13%, of our outstanding common stock. As a result of a distribution by Microscience Investments of all the shares of our common stock that it held to its principal shareholders in March 2007, funds affiliated with Advent Venture Partners acquired 925,537 shares of our common stock.

Board of Directors Meetings and Attendance

Our board of directors met eight times during the fiscal year ended December 31, 2006, either in person or by teleconference. During 2006, each of our directors attended at least 75% of the aggregate of the number of board meetings held during the period for which he has been a director and the number of meetings held by all committees on which he then served.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. We did not hold an annual meeting of stockholders in 2006.

Lead Director

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Fuad El-Hibri, the chairman of our board of directors, is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, have appointed Dr. Harsanyi as the lead director. As lead director, Dr. Harsanyi serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between other members of the board of directors and Mr. El-Hibri, determines the need for special meetings of the board of directors and consults with Mr. El-Hibri on matters relating to corporate governance and board performance.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.”

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 17 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, Dr. Malik and Mr. Richard. Dr. Harsanyi chairs the committee. Our board of directors has determined that Dr. Harsanyi and Dr. Malik qualify as “audit committee financial experts” as defined by applicable SEC rules. Our audit committee met six times during 2006.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	determining the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 23 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 36 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under “— Executive and Director Compensation Processes.”

The members of our compensation committee are Dr. Harsanyi, Dr. Malik and Mr. Richard. Mr. Richard chairs the committee. Our compensation committee met four times during 2006.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing an annual evaluation of the board of directors.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

The members of our nominating and corporate governance committee are Dr. Harsanyi and Mr. Richard. Dr. Harsanyi chairs the committee. Our nominating and corporate governance committee met once during 2006.

Executive and Director Compensation Process

The compensation committee has implemented an annual review program for our executives pursuant to which the committee determines annual salary increases, annual cash bonus amounts and annual stock option awards granted to our executives. Our chief executive officer and vice president human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer, evaluates the chief executive officer’s performance in light of these goals and objectives and determines and approves the compensation of the chief executive officer based on this evaluation.

The board of directors has delegated to the chief executive officer the authority to grant stock options to employees under our 2006 stock incentive plan. The chief executive officer was not authorized to grant options to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the compensation committee or to any person that the board of directors or the compensation committee may from time to time designate in writing. In addition, the chief executive officer was not authorized to grant in the aggregate options with respect to more than 2,950,000 shares of common stock or to grant to any person, in any one calendar year, options with respect to more than 287,700 shares of common stock.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2006, the compensation committee retained Towers Perrin as an outside consultant to advise the compensation committee on market compensation practices and the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant once in 2006, at the time salary, annual bonus targets and stock option grant guidelines were being recommended for the chief executive officer and the other executive officers.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary,

Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, c/o Corporate Secretary, Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors of Emergent BioSolutions Inc.

Zsolt Harsanyi, Ph.D., Chair
Shahzad Malik, M.D.
Ronald B. Richard

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2006, audit fees include an estimate of amounts not yet billed.

Fee Category	2006	2005

Audit Fees(1)	$1,377,288	$398,610
Audit-Related Fees(2)	—	68,000
Tax Fees(3)	310,193	26,169
All Other Fees	—	—

Total Fees	$1,687,481	$492,779

(1)	Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, including services related to our initial public offering, which we completed in November 2006.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees”. These services related to our acquisition of Microscience Limited in June 2005.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for $72,519 of the total tax fees billed in 2006 and $6,919 of the total tax fees billed in 2005. Tax advice and tax planning services relate to assistance with tax audits, tax credit and deduction studies and calculations and tax advice related to acquisitions, structure and transfer pricing.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to one or more subcommittees the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a subcommittee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Transactions with Related Persons

Consulting Agreements

In January 2005, we entered into an agreement with Fleishman-Hillard Inc. under which Fleishman-Hillard provided us government relations, strategic consulting and communication services. Jerome Hauer, a member of our board of directors, was a senior vice president of Fleishman-Hillard until March 2006. Under the agreement, we agreed to pay Fleishman-Hillard $20,000 per month for its services. The monthly fee increased to $30,000 per month in March 2005. We paid Fleishman-Hillard $87,059 in the three months ended March 31, 2006 for these services. The agreement terminated on March 31, 2006.

In March 2006, we entered into an agreement with The Hauer Group under which The Hauer Group provides us strategic consulting and domestic marketing advice. Jerome Hauer is the chief executive officer of The Hauer Group.

Mr. Hauer and his wife are the sole owners of The Hauer Group. Under the terms of the agreement, we agreed to pay The Hauer Group $15,000 per month for its services. We paid The Hauer Group approximately $152,000 in 2006 and $45,000 in the three months ended March 31, 2007 under the agreement. In March 2007, we amended the agreement to extend the term. As amended, the agreement expires on March 31, 2008.

In November 2004, we entered into a consulting services agreement with Yasmine Gibellini to provide public relations services. Ms. Gibellini is the sister of Fuad El-Hibri, our chief executive officer and chairman of our board of directors, and the husband of Mauro Gibellini, our senior vice president corporate development. Under the agreement, we agreed to pay Ms. Gibellini $220 per hour for a maximum of 20 hours per week, as needed, for her services, the total of which was not to exceed $60,000, and reimburse her reasonable out-of-pocket expenses. The agreement expired in June 2005. In March 2005, we entered into a separate consulting agreement with Ms. Gibellini to provide sales and marketing services. We agreed to pay Ms. Gibellini $700 per day for a time commitment of approximately two to three days per week, as needed, for her services, the total of which was not to exceed $60,000, and reimburse her reasonable out-of-pocket expenses. In addition, we agreed to pay Ms. Gibellini a sales commission equal to 4% of BioThrax net sales, not to exceed $2.00 per dose, from contracts to any customer in which Ms. Gibellini had direct involvement. The agreement terminated on August 31, 2005. We paid Ms. Gibellini $25,200 in 2006 under these agreements.

Agreements with Intergen N.V.

In November 1997, Emergent BioDefense Operations Lansing Inc. entered into a marketing agreement, which was amended and restated in January 2000, with Intergen N.V. Yasmine Gibellini, the chairperson of Intergen N.V., is the sister of Fuad El-Hibri, our chief executive officer and chairman of our board of directors, and the husband of Mauro Gibellini, our senior vice president corporate development. Ibrahim El-Hibri, the president of Intergen, is the father of Fuad El-Hibri. Ibrahim El-Hibri and his wife are the sole stockholders of Intergen. Under the agreement, Intergen is the sole and exclusive marketing representative for BioThrax and any other biodefense vaccine that Emergent BioDefense Operations becomes licensed to manufacture or sell in countries in the Middle East and North Africa, except Israel and those countries to which export is prohibited by the U.S. government. Under the agreement, we agreed to pay Intergen a fee equal to 40% of the gross sales in these countries. We have not paid Intergen any fee under the agreement. The term of the agreement is scheduled to expire in November 2007. The agreement provides for an extension of an additional five years if sales in the territory exceed $5.0 million during the initial three-year term of the agreement.

In January 2000, Emergent BioDefense Operations entered into a termination and settlement agreement with Intergen. Under the agreement, Emergent BioDefense Operations is obligated to pay Intergen a $70,000 settlement payment when it receives more than $3.0 million pursuant to a contract for sale of anthrax vaccine to a party other than the U.S. government. The settlement payment is in consideration for Intergen’s agreement to terminate a consulting agreement entered into between the parties in November 1997 and reduce the scope of its rights under the marketing agreement described above. This settlement payment has not yet become due and has not been paid.

Agreements with East West Resources Corporation

In January 2004, Emergent BioDefense Operations Lansing Inc. entered into an amended and restated sublease and office services agreement with East West Resources under which East West Resources leased us office space in Rockville, Maryland and provided us administrative, transportation and logistics support. Fuad El-Hibri is the chairman of East West Resources and was president of East West Resources from September 1990 to January 2004. Fuad El-Hibri and his wife are the sole stockholders of East West Resources. In September 2004, we terminated in part the agreement with respect to the lease of office space. We paid East West Resources approximately $20,000 in 2006 under this agreement. The agreement expired on July 31, 2006.

In August 2006, we entered into a services agreement with East West Resources under which East West Resources agreed to provide us transportation and logistics support. Under the agreement, we agreed to pay East West Resources a fee of $2,450 per month and reimburse fees and expenses associated with these services. We paid East West Resources $13,000 in 2006 and $9,000 in the three months ended March 31, 2007 under the agreement. The term of the agreement ends on July 31, 2007. The agreement will automatically extend for additional successive terms of one year unless terminated by either party with at least 60 days’ notice. Under the agreement, the monthly fee increases by 3% each year upon extension of the term.

Airplane Charter from Simba LLC

From time to time from March 2004 until April 2006, we chartered a private airplane for business purposes from Simba LLC. Fuad El-Hibri and his wife hold 100% of the ownership interests in Simba. Mr. El-Hibri also is the managing member of Simba. Simba sold the airplane in May 2006. The plane was managed and chartered by Frederick Aviation and was available for charter by the general public. We paid Simba $13,283 in 2006 for charter fees and reimbursement of costs. Frederick Aviation provided us with a discount of $300 per hour from its commercial charter rate. In all other respects, the fees and expenses that we paid to Simba were equivalent to fees charged to third parties for charter flights.

Employee Relationship

Robert Myers, the President of Michigan Biologic Products, Inc., one of our 5% stockholders, previously served as senior policy and science advisor and director of Emergent BioDefense Operations Lansing Inc. In June 2005, Emergent BioDefense Operations entered into an employment agreement, which was amended in November 2006, with Dr. Myers in his role as senior policy and science advisor to Emergent BioDefense Operations. Under this employment agreement, Dr. Myers was entitled to an annual base salary of $180,000 and an annual bonus of $13,750 in 2006. The employment agreement terminated on March 19, 2007. Under the employment agreement, as amended, Dr. Myers was entitled to the following termination benefits:

•	payment of any previously unpaid base salary and accrued paid time off and other benefits through the date of termination; and

•	a lump sum payment in the amount of $40,000, less applicable withholding and related taxes.

We paid total cash compensation and termination benefits to Dr. Myers of $254,240 in 2006 and $134,713 for the three months ended March 31, 2007.

Registration Rights

In connection with our acquisition of Microscience Limited in June 2005, we granted to Microscience Investments Limited registration rights with respect to the shares of our common stock that we issued to Microscience Investments in the acquisition. In March 2007, Microscience Investments distributed all 3,636,801 shares of our outstanding common stock that it held to the holders of its series B preferred ordinary shares. In connection with this distribution, Microscience Investments transferred its registration rights to investment funds affiliated with each of Apax Funds Nominees Limited, Advent Venture Partners, JP Morgan Partners LLC and The Merlin Biosciences Funds, which were the holders of the Microscience Investments series B preferred ordinary shares. In September 2006, we also granted registration rights with respect to shares of our common stock to our other principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates.

Number of Shares of
Name	Common Stock

Intervac, L.L.C.	8,314,819
BioPharm, L.L.C.	4,065,043
Michigan Biologic Products, Inc.	1,934,849
Biovac, L.L.C.	1,599,155
Funds affiliated with Apax Europe IV GP Co. Limited	1,455,361
Biologika, L.L.C.	1,375,084
Funds affiliated with Advent Venture Partners	925,537
Funds affiliated with JP Morgan Partners LLC	727,209
Intervac Management, L.L.C.	719,275
ARPI, L.L.C.	658,254
Funds affiliated with The Merlin Biosciences Funds	528,694

Demand registration rights.  Subject to specified limitations and to the lock-up agreements with the underwriters for our initial public offering, holders of these registrations rights may, beginning 90 days after our initial public offering, require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights.  If, after the completion of this offering, we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock subject to the registration rights in the registered offering.

Limitations and expenses.  With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Outside Legal Counsel

We have engaged Wilmer Cutler Pickering Hale and Dorr LLP, or WilmerHale, to provide legal services to us, including with respect to general corporate, securities law and licensing matters and for litigation strategy and counseling. In 2006, WilmerHale represented us in connection with our initial public offering. Denise Esposito, our senior vice president legal affairs and general counsel, is married to Roger W. Yoerges, a partner at WilmerHale. Mr. Yoerges has not participated in providing legal services to us. We incurred fees for legal services rendered by WilmerHale of approximately $2.5 million in 2006 and $275,000 for the three months ended March 31, 2007. For the three months ended March 31, 2007, fees include an estimate of amounts not yet billed. We engage WilmerHale in the ordinary course of our business on an arm’s length basis and pay WilmerHale based on its standard rates.

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Emergent BioSolutions is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Under the audit committee charter that was in place prior to our initial public offering, the audit committee was responsible for reviewing and approving related person transactions. In reviewing such transactions, the audit committee considered the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by the audit committee. There were no related person transactions in 2006 with respect to which these policies and procedures were not followed.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

The compensation committee of our board of directors oversees our executive compensation programs. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our executive officers.

Executive Compensation Principles

Our executive compensation programs are based on four key principles:

•	The majority of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance.

•	Compensation opportunities should be competitive with biotechnology companies of a similar size and at a similar phase of business life cycle.

•	The equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand.

•	Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

We have designed our compensation programs to reflect these four principles.

The majority of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance.  We believe that the performance of senior executives has a significant impact on the overall performance of our company. To that end, we expect that the majority of the compensation opportunity provided to our senior executives will be variable based on performance. We consider both annual cash bonuses and stock option awards to be variable compensation. The following table sets forth information regarding the targeted mix of compensation for 2007 for our chief executive officer and our other named executive officers. The percentages in the following table are based on target annual cash bonuses for 2007 and the Black-Scholes value of assumed stock option awards for 2007 at the midpoint of our targeted range of long-term incentive values as indicated in the market data for peer companies as described below.

		Other Named
	Chief Executive	Executive Officers
Compensation Element (Targeted)	Officer	(Average)

Short-term, cash-based
Base salary	38%	41%
Annual cash bonus	19%	16%
Long-term, equity-based
Stock option awards	43%	43%

Compensation opportunities should be competitive with biotechnology companies of a similar size and at a similar phase of business life cycle.  In making compensation decisions, the compensation committee compares our executive compensation to that paid by a peer group of publicly held biotechnology companies. Based on recommendations from an outside compensation consultant, our management identifies other similarly sized biotechnology companies that are generally in a similar phase of business life cycle. The criteria for selecting peer companies includes:

•	revenues;

•	number of employees; and

•	market capitalization.

During 2006, the compensation consultant collected market compensation from two sources:

•	the Radford Biotechnology Survey; and

•	proxy statements of other publicly held biotechnology companies.

For 2006, our proxy peer group consisted of the following 32 companies: Abgenix, Acadia Pharmaceuticals, Alkermes, Alnylam Pharmaceuticals, Arqule, Array BioPharma, AtheroGenics, Avant Immunotherapeutics, AVI BioPharma, Cambrex, Coley Pharmaceutical Group, Cubist Pharmaceuticals, deCODE genetics, Digene, Diversa, DOV Pharmaceutical, ICOS, ImmunoGen, InterMune, Isis Pharmaceuticals, Lexicon Genetics, Martek Biosciences, Meridian Bioscience, Myriad Genetics, Nabi Biopharmaceuticals, Nektar Therapeutics, Neurocrine Biosciences, Novavax, Par Pharmaceutical, Serologicals, Vertex Pharmaceuticals and Vical. We expect that the compensation committee will periodically review and update this peer group over time.

We generally determine salaries and target annual cash bonus amounts based on the median of these two data sources. We generally determine stock option grant amounts based on a range between the 50th and 75th percentile of long-term incentive values as indicated in the market data. Individual executives typically receive grants within this range, with the specific grant amount based on both individual and corporate performance. Variations to these general targets may occur as dictated by the experience level of the individual executive and market factors.

The equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand.  We use stock options to align the compensation opportunity for our executives with stockholder value creation. With stock options, executives are rewarded only if our stock price increases above the exercise price of the option. We believe that stock option grants are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. In addition, we believe that stock options provide an effective incentive as they are widely understood by both executives and other plan participants.

Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.  We believe that performance-based compensation vehicles should receive the greatest weighting in compensation opportunities for executives. Accordingly, we use supplemental benefits on a case-by-case basis only to the extent we consider necessary to attract or retain particular executives.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

•	base salary;

•	discretionary annual cash bonuses;

•	stock option awards;

•	insurance, retirement and other traditional employee benefits; and

•	severance and change of control benefits.

We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. Instead, the compensation committee, after reviewing information provided by the outside compensation consultant, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary.  We provide base salaries to executive officers within a competitive range in an amount generally based on the median of the market data for peer companies as described above. We determine the amount of each executive’s salary within this range based on a variety of factors, including the executive’s seniority, level of responsibility, individual performance and potential future contributions to our company. In addition, because we consider the performance of senior executives to be a critical factor to our success, we consider our overall financial and stock price performance in making decisions to raise executive salaries. We expect that base salaries will be reviewed at least annually by our compensation committee and will be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Cash Bonuses.  The compensation committee has the authority to award discretionary annual cash bonuses to our executives. Annual cash bonuses are intended to motivate executives and compensate them for achieving financial and operational goals and individual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as product development and business goals and to financial factors such as achieving revenue targets. The compensation committee does not rely on a formula that assigns a predetermined value to each of the goals and objectives.

We pay discretionary annual bonuses in cash in an amount reviewed and approved by the compensation committee. Each executive is eligible for a discretionary annual bonus based on a target percentage of such executive’s annual base salary. However, the compensation committee may make actual cash bonuses awards that are greater or less than the target percentage. None of the executives is guaranteed an annual cash bonus. The actual amount of discretionary bonus, if any, is determined following a review of each executive’s individual performance and contribution to our strategic goals for the year. For the named executive officers other than our chief executive officer, the bonus awards are recommended by the chief executive officer and approved by the compensation committee. For our chief executive officer, the bonus award is determined and approved by the compensation committee. The compensation committee has not fixed a maximum payout for any executive’s discretionary annual bonus.

Stock Option Awards.  Based on market practice and our objective to align executives’ interest with those of our stockholders, we currently use stock options as the sole form of long-term incentive compensation for executives and other employees. Based on data provided by the outside compensation consultant, we have established general guidelines to determine the amount of annual grants that we may make to executives and other plan participants. These guidelines provide that the range of annual grants should be between the 50th and 75th percentile of long-term incentive values as indicated in the market data for peer companies as described above. The specific option grant each executive receives is based on these guidelines and other factors, including the executive’s individual performance and potential future contribution to our company. The compensation committee approves annual option grants concurrently with its determination of annual base salaries and annual cash bonuses.

We also have established general guidelines for grants to newly hired executives and employees. Similar to the guidelines applicable to annual grants, the guidelines for new hires provide that grants should be between the 50th and 75th percentile of long-term incentive values upon hire as indicated in the market data for peer companies as described above.

We also may make stock option grants at various points throughout the year. However, we have no specific policy to coordinate the timing of grants with public releases of material non-public information.

Our policy is to set the exercise price of all stock options equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. In general, options that we grant vest in three equal annual installments beginning one year from the date of grant and have a seven year term. The vesting feature of our stock option grants is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.

The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted stock option awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award. For the chief executive officer, the compensation committee takes into account the current level of stock ownership by the chief executive officer when determining ongoing stock option grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.

Benefits.  We maintain broad-based benefits and perquisites that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s salary. The matching contribution is fully and immediately vested.

Executive Severance Arrangements.  Compensation for executives includes severance and change of control arrangements, which are reflected in our severance plan and termination protection program. Our severance plan and termination protection program provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. The severance plan and termination protection program is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The severance plan and termination protection program is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”

Executives other than the chief executive officer are only entitled to receive payments and benefits in connection with a change of control as a result of involuntary termination without cause or termination by the executive for good reason. In the case of the chief executive officer, the severance plan and termination protection program provides for a 30-day period following the first anniversary of the change of control in which he can resign for any reason and receive the payments and benefits due under the program. We have provided for this arrangement for our chief executive officer so that his future employment status with any successor to our company will not be a meaningful consideration in his evaluation of any potential corporate transaction.

In making its decision to adopt the severance plan and termination protection program, the compensation committee considered the views of the outside compensation consultant that the program was consistent with market practice, as well as information on the potential costs associated with the program. We do not provide any payments or benefits in the case of termination by the executive without good reason or in the case of termination for cause.

Other Executive Compensation Policies

Role of Executive Officers in Determining Executive Compensation.  Although the compensation committee approves all compensation decisions relating to our executive officers, our chief executive officer, together with our vice president human resources, prepares compensation recommendations for each of our executive officers, other than the chief executive officer, and presents these recommendations to the compensation committee for approval. In addition, the outside compensation consultant retained by the compensation committee periodically meets with management to gain input on objectives with respect to executive compensation and to collect information required to carry out its work.

Tax Considerations.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent, including, for example, potential payments under our severance plan and termination protection program.

Stock Ownership Requirements and Hedging Policies.  While we believe it is important for executives to have an equity stake in our company to help align their interests with those of our stockholders, we do not currently have any formal stock ownership requirements or guidelines. In addition, we do not have any specific policies regarding the hedging of economic risk related to stock ownership.

Executive Compensation

Summary Compensation

The following table sets forth information for the fiscal year ended December 31, 2006 regarding the compensation of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006. We refer to these individuals as our named executive officers.

Summary Compensation Table

				Option	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Compensation		Total

Fuad El-Hibri	2006	$509,100	$249,076	$105,896	$3,938	(3)	$868,010
Chief Executive Officer and
Chairman of the Board
R. Don Elsey	2006	214,919	21,600	30,852	7,014	(3)	274,385
Vice President Finance,
Chief Financial Officer
and Treasurer
Robert G. Kramer, Sr.	2006	369,371	116,032	48,280	32,593	(4)	566,276
Executive Vice President
Manufacturing Operations;
President and Chief
Executive Officer,
Emergent BioDefense
Operations Lansing Inc.
Edward J. Arcuri, Ph.D.	2006	321,923	83,824	42,487	864		449,098
Chief Operating Officer
Daniel J. Abdun-Nabi	2006	289,800	101,150	43,038	6,206	(3)	440,194
President and Secretary

(1)	Includes amounts deferred at the direction of the executive officer to our 401(k) plan.

(2)	The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Represents contributions that we made on behalf of the named executive officer to our 401(k) plan and insurance premiums that we paid with respect to life insurance for the benefit of the named executive officer.

(4)	Represents $24,229 for Mr. Kramer’s use of a company car, including $7,475 as a gross-up for the related tax liability, contributions that we made on behalf of Mr. Kramer to our 401(k) plan and insurance premiums that we paid with respect to life insurance for the benefit of Mr. Kramer.

None of our named executive officers has a written employment agreement with us. On an annual basis, the compensation committee determines salary increases, cash bonus amounts and stock option awards for our executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each executive officer’s annual base salary. We do not have any formal or informal policy or target for the amount of executive salary and bonus in proportion to total compensation.

The compensation committee has approved annual base salaries and target annual cash bonuses for 2007 for our named executive officers. The current 2007 annual base salary is $513,079 for Mr. El-Hibri, $275,000 for Mr. Elsey, $377,105 for Mr. Kramer, $332,072 for Dr. Arcuri and $355,000 for Mr. Abdun-Nabi. The 2007 target annual cash bonus as a percentage of annual base salary is 50% for Mr. El-Hibri, 30% for Mr. Elsey and 40% for Mr. Kramer, Dr. Arcuri and Mr. Abdun-Nabi. In its discretion, the compensation committee may make actual cash bonuses awards for 2007 that are greater or less than the target percentage. None of the executives is guaranteed an annual cash bonus for 2007.

The following table sets forth information regarding each grant of an award made to a named executive officer during the fiscal year ended December 31, 2006 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

2006 Grants of Plan-Based Awards

		All Other
		Option Awards;	Exercise or Base	Closing Market	Grant Date Fair
		Number of Securities	Price of Option	Price on	Value of Stock and
Name	Grant Date	Underlying Options	Awards ($/sh)	Grant Date	Option Awards(1)

Fuad El-Hibri	12/13/2006	81,000	$10.13	$9.77	$312,492
R. Don Elsey	9/20/2006	43,156	13.26	—	199,268
	12/13/2006	30,000	10.13	9.77	115,738
Robert G. Kramer, Sr.	12/13/2006	42,000	10.13	9.77	162,033
Edward J. Arcuri, Ph.D.	12/13/2006	42,000	10.13	9.77	162,033
Daniel J. Abdun-Nabi	12/13/2006	42,000	10.13	9.77	162,033

(1)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SFAS 123(R).

Prior to our initial public offering, all stock options were granted under our employee stock option plan with an exercise price equal to the fair value of our common stock on the date of grant as determined by our board of directors. Following our initial public offering, all stock options have been granted under our 2006 stock incentive plan with an exercise price equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. All stock options granted during 2006 to our executive officers vest in three equal annual installments.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding unexercised stock options outstanding as of December 31, 2006 for each of the named executive officers.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options		Option Exercise	Option Expiration
Name	Exercisable	Unexercisable		Price	Date

Fuad El-Hibri	64,735	64,735	(1)	$3.50	5/25/2010
	—	81,000	(2)	10.13	12/12/2013
R. Don Elsey	10,069	4,316	(3)	3.50	6/6/2010
	—	43,156	(4)	13.26	9/20/2011
	—	30,000	(5)	10.13	12/12/2013
Robert G. Kramer, Sr.	467,528	—		0.10	6/30/2007
	80,557	34,526	(6)	3.50	5/25/2010
	—	42,000	(7)	10.13	12/12/2013
Edward J. Arcuri, Ph.D.	76,722	38,361	(8)	2.74	2/9/2010
	—	42,000	(9)	10.13	12/12/2013
Daniel J. Abdun-Nabi	106,452	—		2.74	6/30/2007
	—	42,000	(10)	10.13	12/12/2013

(1)	This option vests with respect to 64,735 shares on December 31, 2007.

(2)	This option vests with respect to 27,000 shares on each of December 12, 2007, 2008 and 2009.

(3)	This option vests with respect to 4,316 shares on December 6, 2007.

(4)	This option vests with respect to 14,385 shares on each of March 1, 2007, 2008 and 2009.

(5)	This option vests with respect to 10,000 shares on each of December 12, 2007, 2008 and 2009.

(6)	This option vests with respect to 34,526 shares on December 31, 2007.

(7)	This option vests with respect to 14,000 shares on each of December 12, 2007, 2008 and 2009.

(8)	This option vests with respect to 38,361 shares on December 31, 2007.

(9)	This option vests with respect to 14,000 shares on each of December 12, 2007, 2008 and 2009.

(10)	This option vests with respect to 14,000 shares on each of December 12, 2007, 2008 and 2009.

The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2006 for each of the named executive officers on an aggregated basis.

2006 Option Exercises

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)

Fuad El-Hibri	86,312	$664,602
R. Don Elsey	—	—
Robert G. Kramer, Sr.	—	—
Edward J. Arcuri, Ph.D.	—	—
Daniel J. Abdun-Nabi	—	—

(1)	The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the option.

Payments Upon Termination or Change of Control

In May 2006, our board of directors approved a severance plan and termination protection program effective April 1, 2006 for the benefit of employees with the title of chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the severance plan by our board of directors or, with the authorization of our board of directors, by our chief executive officer. Our chief executive officer may designate the greater of 7% of the total number of our employees or 35 employees to be participants in the severance plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the severance plan and shall have no less favorable rights under the severance plan than any other participant. Each of our executive officers based in the United States is currently a participant in the severance plan.

The severance plan is effective through December 31, 2009. Commencing on December 31, 2009, and on December 31 of each year thereafter, the severance plan will automatically extend for additional one-year periods unless we provide 90 days’ prior written notice that the term will not be extended.

If during the term of the severance plan we terminate a participant’s employment without cause, as defined in the severance plan, then the participant will be entitled to:

•	any unpaid base salary and accrued paid time-off through the date of termination;

•	a pro rata target annual bonus in respect of the year of termination;

•	any bonus earned but unpaid as of the date of termination for any previously completed year;

•	reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;

•	an amount equal to a specified percentage of the participant’s annual base salary;

•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and

•	continued eligibility for the participant and his or her eligible dependents to receive employee benefits, for a stated period following the participant’s date of termination, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits that each of our named executive officers is entitled if we terminate the executive officer’s employment without cause.

		Stated Period for
	Percentage of	Continued Employee
Name	Annual Base Salary	Benefits

Fuad El-Hibri	150%	18 months
R. Don Elsey	75	9 months
Robert G. Kramer, Sr.	100	12 months
Edward J. Arcuri, Ph.D.	100	12 months
Daniel J. Abdun-Nabi	100	12 months

We may pay any amount under the severance plan, in our sole and absolute discretion, either in a single lump sum amount within 30 days following termination or in equal monthly installments over the same stated period during which we have agreed to provide continued employee benefits to the terminated employee.

As a condition to payment of any amounts under the severance plan, the participant is required:

•	for the same stated period during which we have agreed to provide continued employee benefits to the terminated employee, not to:

—	induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,

—	induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,

—	solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and

—	engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;

•	upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and

•	to sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

In connection with our implementation of the severance plan, in August 2006, we agreed to the following modifications and clarifications to Mr. El-Hibri’s contractual obligations and duties:

•	Mr. El-Hibri’s service as chairman of Digicel Holdings, which service terminated in October 2006, and his service as chairman of East West Resources, general manager of Intervac, L.L.C. and Intervac Management, L.L.C., a member of the board of trustees of American University, a member of the board of directors of the International Biomedical Research Alliance and director and treasurer of El-Hibri Charitable Foundation and his management of his personal investments at levels of time and attention comparable to those that Mr. El-Hibri provided to such entities within the preceding twelve months, do not violate his contractual obligations to us or interfere with his ability to perform his duties to us;

•	it is not a violation of Mr. El-Hibri’s contractual obligations to us if he pursues a business transaction or opportunity where such transaction or opportunity was first presented to Mr. El-Hibri in his capacity as an officer or director of the entities listed above or where such transaction or opportunity was first presented to us and our board of directors declined to pursue such transaction or opportunity; and

•	with respect to three employees who, at Mr. El-Hibri’s invitation, left their employment with East West Resources to accept employment with us, it is not a violation of Mr. El-Hibri’s non-solicitation agreement to induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage those employees to return to employment with East West Resources.

If during the term of the severance plan, we terminate a participant’s employment with cause, then the participant will not be entitled to receive any compensation, benefits or rights under the severance plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

If during the term of the severance plan, we terminate a participant’s employment without cause or a participant resigns for good reason, as defined in the severance plan, in each case within 18 months following a change of control, as defined in the severance plan, or we terminate a participant’s employment prior to a change of control, which subsequently occurs, at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to:

•	a lump sum amount, payable within 30 days following the date of termination, equal to the sum of:

—	any unpaid base salary and accrued paid time-off through the date of termination,

—	a pro rata target annual bonus in respect of the year of termination,

—	any bonus earned but unpaid as of the date of termination for any previously completed year,

—	any unreimbursed expenses incurred by the participant prior to the date of termination, and

—	an amount equal to a specified percentage of the sum of the participant’s base salary and the greater of the annual bonus that was paid to the participant in respect of the most recently completed year or the maximum annual bonus that could have been paid to the participant under an established bonus plan, if any, for the most recently completed year;

•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;

•	any unvested stock options held by the participant that are outstanding on the date of termination will become fully vested as of that date, and the period, during which any stock options held by the participant that are outstanding on that date may be exercised, shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;

•	continued eligibility for the participant and his or her eligible dependents to receive employee benefits, for a stated period following the participant’s date of termination, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;

•	a gross-up payment with respect to applicable excise taxes on any payment to the participant;

•	the retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

•	the advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the severance plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits that each of our named executive officers is entitled under the circumstances described above in connection with a change of control.

	Percentage of	Stated Period for
	Annual Base Salary	Continued Employee
Name	and Bonus	Benefits

Fuad El-Hibri	250%	30 months
R. Don Elsey	75	9 months
Robert G. Kramer, Sr.	200	24 months
Edward J. Arcuri, Ph.D.	200	24 months
Daniel J. Abdun-Nabi	150	18 months

Our chief executive officer may designate up to two participants for whom any reason for resigning within the 30-day period following the first anniversary of a change of control shall also constitute good reason. Mr. El-Hibri has been designated as a participant to receive this benefit.

All payments under the severance plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. All payments and benefits provided under the severance plan are intended to either comply with or be exempt from Section 409A of the Internal Revenue Code. If at the time a participant’s employment is terminated, the participant is a specified employee within the meaning of Section 409A(a)(2)(B)(ii), then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum in the seventh month following the date of termination, and all remaining payments will commence in the seventh month following the date of termination.

Our board of directors or any committee thereof designated by our board of directors is authorized to administer the plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the severance plan as it deems advisable.

The following tables set forth the amount of potential payments and value of benefits that each named executive officer who was serving as an executive officer on December 31, 2006 would receive upon termination of employment or a change of control of Emergent BioSolutions under our severance plan and termination protection program, assuming that the triggering event in question occurred on December 29, 2006, the last business day of the fiscal year.

Summary Of Potential Payments Upon Termination Or Change Of Control

	Termination without Cause
			Value of Options
	Cash	Value of	with Accelerated
Name	Payments(1)	Benefits(2)	Vesting

Fuad El-Hibri	$1,048,035	$23,346	—
R. Don Elsey	219,138	9,015	—
Robert G. Kramer, Sr.	499,204	15,606	—
Edward J. Arcuri, Ph.D.	416,144	12,020	—
Daniel J. Abdun-Nabi	390,150	13,707	—

	Termination without Cause or
	Voluntary Resignation for Good Reason
	within 18 Months Following a Change of Control
			Value of Options
	Cash	Value of	with Accelerated
Name	Payments(3)	Benefits(4)	Vesting(5)

Fuad El-Hibri	$2,145,855	$979,970	$579,300
R. Don Elsey	236,737	9,015	63,961
Robert G. Kramer, Sr.	1,074,535	31,211	307,729
Edward J. Arcuri, Ph.D.	929,817	425,160	366,260
Daniel J. Abdun-Nabi	702,101	20,560	43,260

	Termination Prior to or in Connection with a Change of Control
			Value of Options
	Cash	Value of	with Accelerated
Name	Payments(3)	Benefits(4)	Vesting(5)

Fuad El-Hibri	$2,145,855	$979,970	$579,300
R. Don Elsey	236,737	9,015	63,961
Robert G. Kramer, Sr.	1,074,535	31,211	307,729
Edward J. Arcuri, Ph.D.	929,817	425,160	366,260
Daniel J. Abdun-Nabi	702,101	20,560	43,260

(1)	The amounts in this column represent a lump sum payment equal to a specified percentage of the named executive officer’s annual base salary in effect on December 29, 2006, accrued paid time-off and the actual bonus paid for 2006.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program.

(3)	The amounts in this column represent a lump sum payment equal to a specified percentage of the named executive officer’s annual base salary in effect on December 29, 2006 plus a specified percentage of the named executive officer’s 2005 bonus, accrued paid time-off and actual bonus paid for 2006.

(4)	The amounts in this column reflect (i) the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program and (ii) a gross-up on taxes due on excise parachute payments in the amount of $941,060 for Mr. E1-Hibri and $401,119 for Dr. Arcuri.

(5)	The amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by $11.16, the closing market price per share of our common stock on December 29, 2006.

Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2006 regarding the compensation of our directors who are not also named executive officers.

2006 Director Compensation

	Fees Earned or	Option	All Other
Name	Paid in Cash	Awards(1)	Compensation		Total

Joseph M. Allbaugh	$18,500	$28,626	—		$47,126
Zsolt Harsanyi, Ph.D.	44,650	16,377	—		61,027
Jerome M. Hauer	16,500	20,549	$150,000	(2)	187,049
Shahzad Malik, M.D.	28,900	—	—		28,900
Ronald B. Richard	44,150	13,827	—		57,977
Louis W. Sullivan, M.D.	18,500	28,626	—		47,126

(1)	The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Represents consulting fees for Mr. Hauer in 2006. For more information, see “Transactions with Related Persons — Consulting Agreements.”

2006 Grants of Option Awards to Directors

The following table sets forth information regarding each grant of an option award to our directors who are not also named executive officers during the fiscal year ended December 31, 2006.

		Number of	Exercise Price of	Grant Date Fair
		Securities	Option Awards	Value of Option
Name	Grant Date	Underlying Options	($/sh)	Awards(1)

Joseph M. Allbaugh	6/30/2006	43,156	$10.28	$171,756
Zsolt Harsanyi, Ph.D.	—	—	—	—
Jerome M. Hauer	—	—	—	—
Shahzad Malik, M.D.	—	—	—	—
Ronald B. Richard	—	—	—	—
Louis W. Sullivan, M.D.	6/30/2006	43,156	10.28	171,756

(1)	The amounts in the “Grant Date Fair Value of Option Awards” column reflect the grant date fair value of each option award calculated in accordance with SFAS 123(R).

Under our director compensation program, we pay each of our non-employee directors an annual retainer of $20,000 for service as a director. Each non-employee director also receives a fee for each board and committee meeting attended. The board meeting fee is $1,500 for attendance in person and $500 for attendance by telephone. The audit committee meeting fee is $1,500 for attendance in person and $500 for attendance by telephone. The compensation committee meeting fee is $1,000 for attendance in person and $300 for attendance by telephone. The nominating and corporate governance committee meeting fee is $1,000 for attendance in person and $300 for attendance by telephone. Each member of our audit committee receives an additional annual retainer of $5,000. Each member of our compensation committee receives an additional annual retainer of $3,000. Each member of our nominating and corporate governance committee receives an annual retainer of $3,000. We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Under the director compensation program in effect prior to the completion of our initial public offering, we granted a non-qualified option to purchase 43,156 shares of our common stock to each of our independent directors, unless the director’s appointment was pursuant to any transaction or other arrangement requiring such appointment, and to each of our non-employee directors who does not qualify as an independent director if our board of directors determined that the option grant was necessary to attract such non-employee director to join the board. These options vest over three years and expire ten years from the date of grant, subject to the director’s continued service as a director. Upon a change in control, as defined in each director stock option agreement, we will have the option to purchase and redeem all the options owned by the director, or held for the benefit of the director, for a purchase price equal to the difference between the option exercise price and the fair market value. In the event we exercise such repurchase option, any unvested options will be deemed fully vested on the day preceding the date of repurchase.

Effective as of November 20, 2006, pursuant to automatic option grants to non-employee directors under our 2006 stock incentive plan, we grant each of our non-employee directors a nonstatutory option to purchase:

•	21,600 shares of common stock upon commencement of service on our board of directors;

•	14,400 shares of common stock, on the date of each of our annual meetings of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months; and

•	if the non-employee director is serving as the chair of one or more committees of our board of directors, an additional 7,200 shares of common stock, on the date of each of our annual meetings of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2006 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2006 stock incentive plan and our employee stock option plan, as amended. Both of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-Average	Compensation Plans
	upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in Column
	Warrants and Rights	Warrants and Rights	(a))(1)(2)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	3,963,725	$4.51	58,961
Equity compensation plans not approved by stockholders	—	—	—

Total	3,963,725	$4.51	58,961

(1)	In addition to being available for future issuance upon exercise of stock options that may be granted after December 31, 2006, our 2006 stock incentive plan provides for the issuance of restricted stock awards and other stock-based awards.

(2)	Our 2006 stock incentive plan contains an “evergreen provision” that allows for increases in the number of shares available for issuance under our 2006 stock incentive plan on the first day of the first and third quarter of each year from 2007 through 2009.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of our compensation committee were Dr. Harsanyi, Dr. Malik and Mr. Richard. No member of the compensation committee was at any time during 2006, or formerly, an officer or employee of Emergent BioSolutions or any subsidiary of Emergent BioSolutions, and no member of the compensation committee had any relationship with Emergent BioSolutions during 2006 requiring disclosure under Item 404 of Regulation S-K.

During 2006, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as a member of our board of directors or compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board
of Directors of Emergent BioSolutions Inc.

Ronald B. Richard, Chair
Zsolt Harsanyi, Ph.D.
Shahzad Malik, M.D.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our board of directors and audit committee believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of Ernst & Young LLP.

Ernst & Young also served as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

We are conducting the solicitation of proxies, and the cost of solicitation will be borne by Emergent BioSolutions. In addition to the solicitation of proxies by mail, officers and employees of Emergent BioSolutions may solicit proxies in person, by telephone, facsimile or mail. We will reimburse brokers, banks or other custodians or nominees for their expenses in sending proxies and proxy materials to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2008 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Emergent BioSolutions Inc., Attn: Corporate Secretary, 2273 Research Blvd, Suite 400, Rockville, Maryland 20850 no later than December 31, 2007. However, if the date of the 2008 annual meeting is changed by more than 30 days from the date of the 2007 annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2008 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

Beginning November 20, 2008, which is the second anniversary of the completion of our initial public offering, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

Following the second anniversary of the completion of our initial public offering, stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and received by our corporate secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

By Order of the Board of Directors,

Daniel J. Abdun-Nabi
President and Secretary
Rockville, Maryland
April 30, 2007

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY AS SOON AS POSSIBLE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK IN PERSON EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

ANNUAL MEETING OF STOCKHOLDERS OF
EMERGENT BIOSOLUTIONS INC.
June  14, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

							FOR	AGAINST	ABSTAIN
1.	To elect the following three (3) nominees as Class I Directors of the Company:				2.	To ratify the selection by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Fuad El-Hibri
		¡	Jerome M. Hauer
☐	WITHHOLD AUTHORITY	¡	Ronald B. Richard
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
EMERGENT BIOSOLUTIONS INC.
Dear Stockholder:
Please take note of the important information enclosed with this proxy card. There are matters related to the operation of the Company that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how your shares will be voted, then sign and date the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of these matters.
Sincerely,
Emergent BioSolutions Inc.

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EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
      The undersigned, revoking all prior proxies, hereby appoints Fuad El-Hibri, R. Don Elsey and Daniel J. Abdun-Nabi, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the “Company”) held of record by the undersigned on April 19, 2007 at the Annual Meeting of Stockholders to be held on June 14, 2007 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, or any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Annual Meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.
(Continued and to be signed on the reverse side)

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